Exhibit 99.1

ChyronHego PR Contact: Allyson Patanella Public Relations Manager Tel: +1 631.845.2102 Email: allyson.patanella@chyronhego.com	Agency Contact: Lyndsey Albright Wall Street Communications Tel: +1 720.524.3813 Email: lyndsey@wallstcom.com

Photo Link: www.wallstcom.com/ChyronHego/ChyronHego-RickardOhrn.jpg

For Immediate Release

ChyronHego Appoints Rickard Öhrn as Chief Operating Officer

Experienced Business Management Executive to Help Company Expand

Global Operations

MELVILLE, N.Y. — Jan. 6, 2015 — ChyronHego today announced the appointment of Rickard Öhrn as chief operating officer. Öhrn brings a 20-year career in executive-level business management to ChyronHego, where he is responsible for the company’s global operations and business growth in EMEA. Öhrn is based in Stockholm and reports directly to ChyronHego President and CEO Johan Apel.

“We’re very fortunate that a professional of Rickard’s caliber is joining our team in such a strategic role. For much of his illustrious career, he has worked at the C level to guide an array of businesses to consistent growth and peak performance,” said Apel. “Rickard’s combination of keen business management skills and marketing insights will serve us well as we continue to build a world-class organization for the broadcast industry’s most robust and powerful graphics solutions.”

Prior to joining ChyronHego, Öhrn served as CEO of Research and Analysis of Media (RAM), a leading research and marketing firm for the media industry with close to 1,000 customers in 17 countries. As CEO, he led the business to achieve a 20 percent profit margin. Prior to RAM, Öhrn served as chief operating officer for Svenska Tracab AB, a ChyronHego partner at that time and the world leader in real-time digital player-tracking technology for arena-based sports. He also previously founded and served as CEO of two Swedish management consulting firms, Novocap Management and Borneo Management Consulting, and was CEO and founder of Active Time Investment Ltd., a Hong Kong-based investment firm that established the first online poker gaming site in Russia.

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He holds a degree in French from the Université de Savoie in France and a degree in Economics from Lund University in Sweden, and has completed courses in marketing and project management from Sweden’s RMI Berghs School of Advertising and Marketing.

“Following the merger of Chyron and Hego Group, ChyronHego is, without a doubt, the global powerhouse for broadcast graphics creation and delivery. I’m tremendously impressed with the company’s ongoing commitment to helping broadcast customers adapt to the rapidly changing technology landscape by offering innovative solutions for rendering graphics that always reflect the state of the art in any resolution,” Öhrn commented. “It’s an exciting time to be joining ChyronHego, and I’m looking forward to working with the team as we continue to build an efficient, high-performance, and future-proof organization.”

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About ChyronHego

ChyronHego (NASDAQ: CHYR) is a global leader in broadcast graphics creation, playout, and real-time data visualization with a wide range of products and services for live television, news, and sports production. Joining forces in 2013 with over 80 years of combined industry expertise, Chyron and Hego Group offer award-winning solutions — such as the TRACAB™ player tracking system and the end-to-end BlueNet™ graphics workflow — under the collective ChyronHego brand. Headquartered in Melville, New York, the company also has offices in the Czech Republic, Denmark, Finland, Germany, Mexico, Norway, Singapore, Slovak Republic, Sweden, and the United Kingdom. For more information on ChyronHego, visit www.chyronhego.com.

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ENDS